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                                                         ITEM 14(a)3, EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Tesoro Petroleum Corporation is publicly held and has no parent. The subsidiaries listed below are wholly-owned. Small or inactive subsidiaries are omitted from the list below. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" at the end of the year covered by this annual report.

                                                                              INCORPORATED
                                                                              OR ORGANIZED
      NAME OF SUBSIDIARY (a)                                                  UNDER LAWS OF
     -----------------------                                                  -------------
Tesoro Alaska Petroleum Company............................................     Delaware
   Kenai Pipe Line Company.................................................     Delaware
Tesoro Bolivia Petroleum Company...........................................     Texas
Tesoro Exploration and Production Company (b)..............................     Delaware
Tesoro Gas Resources Company, Inc. (b) ....................................     Delaware
   Tesoro E&P Company, L.P. (b)............................................     Delaware
Tesoro Marine Services Holding Company.....................................     Delaware
   Tesoro Marine Services, Inc.............................................     Delaware
Tesoro Northstore Company..................................................     Alaska


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(a)  Where the name of a subsidiary is indented, it is wholly-owned by its immediate parent listed at the margin above it, unless otherwise indicated.
(b) Tesoro E&P Company, L.P. is owned 99% by Tesoro Gas Resources Company, Inc. and 1% by Tesoro Exploration and Production Company.